Exhibit 7
U.S. Bank National Association
Statement of Financial Condition
As of 6/30/2011
($000’s)

6/30/2011
Assets
Cash and Balances Due From Depository Institutions	$15,249,371
Securities	63,952,096
Federal Funds	15,876
Loans & Lease Financing Receivables	190,017,874
Fixed Assets	5,231,718
Intangible Assets	13,050,819
Other Assets	22,581,835

Total Assets	$310,099,589

Liabilities
Deposits	$218,820,466
Fed Funds	7,695,079
Treasury Demand Notes	0
Trading Liabilities	550,498
Other Borrowed Money	33,124,842
Acceptances	0
Subordinated Notes and Debentures	7,679,246
Other Liabilities	8,693,748

Total Liabilities	$276,563,879

Equity
Minority Interest in Subsidiaries	$1,821,732
Common and Preferred Stock	18,200
Surplus	14,136,872
Undivided Profits	17,558,906

Total Equity Capital	$33,535,710

Total Liabilities and Equity Capital	$310,099,589
To the best of the undersigned’s determination, as of the date hereof, the above financial information is true and correct.
U.S. Bank National Association

By:	/s/ Patricia M. Child Vice President
Date: September 16, 2011